Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Charles C. Van Vleet, Jr.
President and Chief Executive Officer
(315) 287-2600

GOUVERNEUR BANCORP, INC. ANNOUNCES

EXPECTED CLOSING DATE OF SECOND-STEP CONVERSION

Gouverneur, New York, October 27, 2023 — Gouverneur Bancorp, Inc. (“Gouverneur Bancorp”) (OTC Pink Marketplace: GOVB), the holding company for Gouverneur Savings and Loan Association (the “Bank”), announced today that all regulatory approvals have been received to close the conversion of Cambray Mutual Holding Company from mutual to stock form and the related stock offering by Gouverneur Bancorp, Inc., the newly formed Maryland stock holding company for the Bank.

Closing is expected to occur after the close of business on October 31, 2023. Gouverneur Bancorp, Inc.’s common stock is expected to begin trading on the OTCQB Marketplace under the trading symbol “GOVB” on November 1, 2023.

As a result of the subscription offering, the community offering and the syndicated community offering, Gouverneur Bancorp, Inc. expects to sell a total of 723,068 shares of its common stock (the minimum of the offering range, as adjusted to address dilution for public shareholders of Gouverneur Bancorp based on the final closing appraisal value) at a price of $10.00 per share, which includes 57,845 shares to be sold to the Bank’s employee stock ownership plan. All valid stock orders submitted by eligible purchasers in the subscription offering and the community offering will be filled in full. All valid stock orders submitted by eligible purchasers in the syndicated community offering will be filled according to the allocation procedures disclosed in Gouverneur Bancorp, Inc.’s prospectus dated August 14, 2023, as supplemented by the prospectus supplement dated October 4, 2023.

Gouverneur Bancorp, Inc.’s transfer agent, Equiniti Trust Company, LLC (formerly American Stock Transfer & Trust Company, LLC) (“Equiniti”), expects to mail Direct Registration System (“DRS”) book-entry statements for shares purchased in the subscription offering and the community offering, and interest checks, on or about October 31, 2023.

As part of the conversion transaction, each outstanding share of Gouverneur Bancorp common stock owned by the public stockholders of Gouverneur Bancorp (stockholders other than Cambray Mutual Holding Company) as of the closing date will be converted into shares of Gouverneur Bancorp, Inc. common stock so that Gouverneur Bancorp’s existing public stockholders will own approximately the same percentage of Gouverneur Bancorp, Inc.’s common stock as they owned of Gouverneur Bancorp’s common stock immediately prior to the conversion, subject to adjustment as disclosed in the prospectus. As a result, public stockholders of Gouverneur Bancorp will receive 0.5334 shares of Gouverneur Bancorp, Inc. common stock for each share of Gouverneur Bancorp common stock they own immediately prior to the completion of the transaction. Cash will be issued in lieu of a fractional share of Gouverneur Bancorp, Inc. common stock based on the offering price of $10.00 per share.

Equiniti expects to mail DRS book-entry statements for shares of Gouverneur Bancorp, Inc. common stock issued in exchange for shares of Gouverneur Bancorp common stock, plus checks for cash in lieu of fractional shares, on or about November 1, 2023. Gouverneur Bancorp stockholders who hold their shares in street name through a broker will receive their shares of Gouverneur Bancorp, Inc. common stock and cash in lieu of fractional shares within their accounts automatically.

Upon the completion of the conversion and stock offering, approximately 1,107,178 shares of Gouverneur Bancorp, Inc. common stock are expected to be outstanding before adjustment for fractional shares.

Eligible purchasers in the subscription offering, the community offering and/or the syndicated community offering may contact the Stock Information Center at (877) 643-8198 (toll-free) if they have any questions regarding their stock orders. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern time, except bank holidays. In addition, beginning on October 27, 2023, eligible purchasers in the subscription offering and the community offering may confirm their stock orders online at https://allocations.kbw.com.

Kilpatrick Townsend & Stockton LLP has acted as legal counsel to Gouverneur Bancorp, Inc. and Gouverneur Bancorp. Keefe, Bruyette & Woods, Inc., a Stifel Company, acted as marketing agent for Gouverneur Bancorp, Inc. in the subscription offering and the community offering and as sole manager in the syndicated community offering. Luse Gorman, PC has acted as legal counsel to Keefe, Bruyette & Woods, Inc., a Stifel Company.

About Gouverneur Bancorp, Inc.

Gouverneur Bancorp, Inc. (OTC Pink Marketplace: GOVB) is the holding company for Gouverneur Savings and Loan Association, which is a New York chartered savings and loan association founded in 1892 that offers deposit and loan services for businesses, families and individuals. At June 30, 2023, Gouverneur Bancorp had total assets of $203.1 million, total deposits of $160.6 million and total stockholders’ equity of $26.3 million.

Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, among others, the following: the ability to successfully integrate acquired entities, such as Citizens Bank of Cape Vincent, which we acquired on September 16, 2022, and realize expected cost savings associated with completed mergers and acquisitions; changes in interest rates; national and regional economic conditions; legislative and regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the size, quality and composition of the loan or investment portfolios; demand for loan products; deposit flows and our ability to effectively manage liquidity; competition; demand for financial services in our market area; changes in real estate market values in our market area; changes in relevant accounting principles and guidelines; and our ability to attract and retain key employees. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Gouverneur Bancorp and Gouverneur Bancorp, Inc. assume no obligation to update any forward-looking statements.

The shares of common stock of Gouverneur Bancorp, Inc. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.